Exhibit 99.1

IKON ANNOUNCES SUCCESSFUL COMPLETION OF CONSENT SOLICITATION

FOR RELEASE: THURSDAY, MARCH 29, 2007

MALVERN, Pa.— IKON Office Solutions (NYSE:IKN), the world’s largest independent channel for document management systems and services, today announced the successful completion of its previously announced consent solicitation to amend certain provisions of the Indenture governing its $225 million 7.75% Senior Notes due 2015. As of the expiration of the consent solicitation at 5:00 p.m., New York City time, on Thursday, March 29, 2007, IKON received the requisite consents from the Holders of Notes necessary to approve the proposed amendments to the Indenture and all other conditions to the acceptance of the consents were satisfied. As of the expiration time, IKON accepted all valid consents received prior to the expiration time.

IKON and The Bank of New York, Trustee under the Indenture, have entered into a First Supplemental Indenture implementing the proposed amendments. The amendments will provide IKON, following the filing of its quarterly report for the quarter ending March 31, 2007, and subject to compliance with a leverage test, with additional capacity to repurchase its capital stock and pay dividends on its common stock. The amendments also will permit IKON to incur up to $10 million of additional indebtedness in the form of capital lease and other similar obligations. The amendments will be binding on all Holders, including non-consenting Holders. The Consent Payment will be made to all Holders who provided a valid consent prior to the expiration time and is expected to be made on Friday, March 30, 2007.

“The Company is pleased with the results of the consent solicitation. The additional share repurchase capacity and ability to incur additional indebtedness provided by this successful initiative allows for enhanced flexibility,” said Robert F. Woods, IKON’s Senior Vice President and Chief Financial Officer. The Company will discuss plans with respect to the additional share repurchase capacity at a later date.

The terms of the offer, including the text of the proposed amendments, are set forth in IKON’s Consent Solicitation Statement dated March 16, 2007, as supplemented on March 27, 2007. All capitalized terms not defined herein have their respective meanings set forth in the Consent Solicitation Statement.

This release is for informational purposes only. It does not constitute a solicitation of consents. The consent solicitation is made solely by means of the Consent Solicitation Statement dated March 16, 2007 and Supplement dated March 27, 2007.

About IKON
IKON Office Solutions, Inc. (www.ikon.com), the world’s largest independent channel for copier, printer and MFP technologies, delivers integrated document management solutions and systems, enabling customers worldwide to improve document workflow and increase efficiency. IKON integrates best-in-class systems from leading manufacturers, such as Canon, Ricoh, Konica Minolta, Kyocera Mita, EFI and HP, and document management software from companies like Captaris, Kofax, eCopy and others, to deliver tailored, high-value solutions implemented and supported by its global services organization—IKON Enterprise Services. With fiscal year 2006 revenue of $4.2 billion, IKON has approximately 25,000 employees in over 400 locations throughout North America and Western Europe.

IKON Office Solutions® and IKON: Document Efficiency at Work® are trademarks of IKON Office Solutions, Inc. All other trademarks are the property of their respective owners.

(FIKN)
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